EXHIBIT 16.1

March 22, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Scio Diamond Technology Corp. (the "Company") pertaining to our firm included under Item 4.01 of Form 8-K dated March 22, 2012 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

Gruber & Company, LLC

Gruber & Company, LLC